Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Imation Corp.
     Registration on Form S-4

         We are aware that our report dated April 30, 1997, on our reviews of the interim consolidated information of Imation Corp. (the Company) for the three month periods ended March 31,1997 and 1996, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, is included in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                        /s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
July 24, 1997